Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form F-1 of Ridgetech, Inc.(formerly known as China Jo-Jo Drugstores, Inc.) of our report dated July 28, 2025, relating to the consolidated financial statements as of March 31, 2025, 2024 and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

September 25, 2025